CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement") is dated as of October 10 2012, and is between BETTER FOR YOU FOODS LLC, a Florida limited liability company with an address at 7395 Sedona Way, Delray Beach, FL 33446 ("Company"), and ~~MICHAEL FRIEDMAN~~, an ~~individual~~ with an address at 280 Madison Ave #005 NY NY 10016 ("Consultant"). Fresh Harvest Products, Inc \ company

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A. Company believes it is in Company's best interest to engage Consultant, and Consultant desires to be engaged with Company; and

B. Company and Consultant desire to set forth the terms and conditions on which Consultant shall be engaged by, and provide his services to, Company.

The parties therefore agree as follows:

1. **Engagement; Term; Duties**. Company hereby engages Consultant to perform the duties set forth in this Agreement and Consultant accepts such engagement, all upon the terms and conditions set forth in this Agreement. The term of engagement of Consultant hereunder shall commence on the date of this Agreement and shall continue until terminated pursuant to the provisions of this Agreement (the "Engagement Period"). During the Engagement Period, Consultant shall provide those business consulting services requested by Company from time to time; provided, that, Consultant shall not be required to perform services for more than five hours per week. Consultant shall not be required spend a minimum amount of time at the offices of Company in the performance of his duties. Consultant must abide by all bylaws, operating procedures, rules and regulations established from time to time by Company.

2. **Compensation**. As Consultant's sole compensation during the Engagement Period, Company shall pay to Consultant a consulting fee of $50,000 (the "Consulting Fee") upon the occurrence of a Change in Control (as defined below). For clarification purposes, the parties agree that the Consulting Fee shall be paid only upon the occurrence of a Change in Control, and not at any time prior to the occurrence of a Change in Control. For the purposes of this Agreement, "Change in Control" means the occurrence of any transaction that results in Jack Lotker or his affiliates no longer having direct or indirect control over at least 50% of the then voting power of the owners of Company. For the purposes of this definition, the term "affiliate" means (a) any person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with Jack Lotker, (b) any entity of which Jack Lotker is directly or indirectly the owner of 50% or more of any class of equity securities or in which Jack Lotker has a substantial beneficial interest, (c) any relative or spouse of Jack Lotker, or (d) any trust created by Jack Lotker, his spouse, or his children, for the benefit of his spouse, children or other relatives.

3. **Confidentiality**.

   a) In the course of Consultant's relationship with Company, Consultant may have access to Confidential Information (as defined below) of Company, which Company considers competitively sensitive. Any information and material not readily available to the general public—or that Company designates as confidential—is considered confidential and proprietary property of Company (collectively, "Confidential Information"). As used herein, the term "Confidential Information" shall include any product information, customer information, supplier information, contracts, advertising agreements, marketing strategies, vendor contacts, billing and pricing policies, training materials, policies and procedures, financial information, recipes, formulas, methods, designs, processes, computer programs, know-how, employee lists, compensation terms, ownership, and any other information relating to the operation, finances, or marketing of the business or relating to any transaction the parties hereto may enter in connection with the business. Without limitation, information is considered disclosed by Company to the extent it is learned or derived, before or after entering this Agreement, by Consultant: (i) from any inspection, examination or other review of Company's books, records, contracts or operations; (ii) from communications with Company's employees, agents, attorneys, independent contractors, advisors, or representatives; (iii) from any third party as a result of any breach of any confidentiality commitment to

Company; or (iv) during visits to Company's premises or locations where it conducts business. For purposes of Section 3, all references to "Company" include Company's predecessors and affiliates.

b) At all times following the date of this Agreement, Consultant will preserve and protect the secrecy of Confidential Information, and agrees, other than for the exclusive benefit of Company, not to do any of the following: (i) use or copy Confidential Information for Consultant's own purposes or for any other purpose not expressly authorized by Company; or (ii) disclose or distribute any Confidential Information to any third party, unless such disclosure is authorized in a written document signed by the President of Company. Further, at all times after the date of this Agreement, Consultant agrees to immediately advise Company of any actual or suspected misappropriation or misuse, of which Consultant is aware, by any person of Confidential Information.

c) If Consultant is requested or required as part of a legal process (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand, or similar process) to disclose any Confidential Information, Consultant must promptly provide Company written notice of such request or requirement so an appropriate protective order may be sought. Consultant may disclose Confidential Information to a court, administrative agency, or governmental authority without liability under this Agreement only if: (i) Consultant is, in the reasonable opinion of his legal counsel, compelled under law to disclose such information to the court, administrative agency, or governmental authority or else be subject to contempt, censure, or other penalty; and (ii) Consultant has provided Company with notice of the request or requirement to disclose, with a reasonable opportunity to challenge such disclosure.

d) All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, other written and graphic records, and the like (collectively, the "Materials"), affecting or relating to the business of Company, which Consultant shall prepare, use, construct, observe, possess or control shall be and remain Company's sole property. Promptly upon termination of this Agreement, or upon any request of the President of Company, the Confidential Information, the Materials and all copies thereof in the custody or control of Consultant shall be delivered to Company.

4. **Injunctive Relief**. Consultant agrees that a breach by Consultant of any of his obligations under Section 3 would likely cause irreparable damage to Company, and damages at law would therefore be an inadequate remedy. Therefore, in the event of Consultant's actual or possible breach of Section 3, Company may, without notice to Consultant and with no requirement to establish any actual or irreparable damage nor to post any bond or other security (or, if a bond is required, the amount of $100 shall be deemed reasonable), seek immediate equitable and injunctive relief as may be proper, which relief will not prejudice Company's right to seek monetary relief as well, as applicable. If Company seeks any such legal relief, Consultant agrees that such relief is reasonable and fair, and Consultant agrees to pay Company's actual legal fees and costs incurred in the event Company prevails in obtaining preliminary injunctive relief in any such action.

5. **Termination**. The Engagement Period may be terminated as follows: (a) immediately by Company upon Consultant's breach of his obligations under Section 3; (b) immediately by Company upon Consultant's failure to cure a breach of his obligations under this Agreement (other than his obligations under Section 3) within 10 days after Company delivers a notice of such breach to Consultant, (c) by either party upon 30 days written notice to the other party; or (d) at any time upon the mutual agreement of the parties. Upon the event of termination, all of Consultant's and Company's rights and obligations hereunder shall terminate; provided, that upon a termination pursuant to subsections (c) or (d) of this Section 5, Consultant shall continue to have the right to be paid the Consulting Fee upon a Change in Control; provided, further, that the terms of Sections 3, 4, 12 and 13 shall survive termination of this Agreement.

6. **Entire Agreement**. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations, if any, made between such parties.

7. **Amendments**. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

8. **Assignments; Binding Effect**. This Agreement shall be considered a personal services contract. Consultant may not assign its rights or obligations under this Agreement. All of the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

9. **Severability**. The provisions of this Agreement are severable, and invalidity of any provision does not affect the validity of any other provision. If any provision of this Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of such provision shall not be invalidated and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

10. **Definitions**. For the purposes of this Agreement, "including (include)" means "including (include), without limitation." "Or," as in "A or B," means "A or B or both." "Herein," "hereunder," "hereof," and "hereto" refer to this Agreement, and not to the specific section in which that term occurs.

11. **Independent Contractor**. Consultant is an independent contractor. Nothing in this Agreement authorizes Consultant to make any contract, agreement, warranty, or representation on Company's behalf. Further, the Contractor is solely responsible to make, in connection with the income earned by Consultant from Company, all periodic filings and payments required to be made regarding Consultant's income, including, but not limited to, withholding taxes, FICA taxes, federal unemployment taxes (FUTA) and any other federal or state taxes, payments or filings required to be paid, made or maintained.

12. **Governing Law; Jurisdiction and Venue**. Jurisdiction and venue for any and all proceedings under or arising out of this Assignment shall be in any federal or state court of competent jurisdiction located in or adjacent to Broward County, Florida, and the internal laws of such state shall govern without regard to the principles of conflicts of law.

13. **Notices**. All notices under this Agreement must be in writing and must be delivered by hand or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties set forth in the first paragraph to this Agreement; or to such other address as is specified in a notice complying with this Section 13. Any such notice is deemed given on the date delivered by hand or three days after the date of mailing.

14. **Counterparts**. The parties may sign this Agreement in one or more counterparts, each of which is considered an original, but all of which together are considered one and the same instrument. Confirmation of execution by facsimile, or scanned and e-mailed, signature page shall be binding upon any party so confirming.

The parties have executed this Agreement as of the date set forth above.

COMPANY:

BETTER FOR YOUR FOODS LLC

By: [signature]

Name: Jack Lotker

Title: CEO

CONSULTANT:

[signature]

Michael Friedman, CEO
FRESH HARVEST PRODUCTS, INC

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